Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of (1) our report dated February 5, 2010, October 25, 2010 as to the effects of the change in accounting principle discussed in Note 3, relating to the consolidated financial statements and financial statement schedule of Union Pacific Corporation and Subsidiary Companies (the Corporation) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the method of accounting for rail grinding costs discussed in Note 3 to the consolidated financial statements) and (2) our report dated February 5, 2010, relating to the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Union Pacific Corporation and Subsidiary Companies dated October 25, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

October 25, 2010